Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Registration Statement on Form S-1 of our report dated December 11, 2009 with respect to the audited financial statements of Catalyst Group Holdings Corp. for the year ended August 31, 2009.

We consent to the incorporation in this Registration Statement on Form S-1 of our report dated February 12, 2010 with respect to the audited financial statements of Real Estate Promotional Services. for the year ended December 31, 2009

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ Malone & Bailey, PC
Malone & Bailey, PC
www.malone−bailey.com
Houston, Texas

February 12, 2010